Exhibit 99.1

AYRO Announces $20 Million Registered Direct Offering with Two Existing Investors

AUSTIN, TX, January 25, 2021 – AYRO, Inc. (NASDAQ: AYRO), a manufacturer of light-duty, emissions-free electric vehicles, today announced that it has entered into definitive agreements with two existing institutional investors for the purchase and sale of 3,333,334 shares of the Company’s common stock, at a purchase price of $6.00 per share, in a registered direct offering. AYRO has also agreed to issue to the investors unregistered warrants to acquire 3,333,334 shares of common stock at $6.93 per share, exercisable six months after the closing and terminating two and a half years after the date of issuance. The closing of the offering is expected to occur on or about January 27, 2021, subject to the satisfaction of customary closing conditions.

Palladium Capital Group, LLC acted as an advisor to the offering.

The gross proceeds to AYRO from this offering are expected to be approximately $20 million, before deducting advisory fees and other offering expenses. The Company intends to use the net proceeds from this offering for working capital and general corporate purposes.

The shares of common stock (but not the warrants or the shares of common stock underlying the warrants) are being offered by AYRO pursuant to a “shelf” registration statement on Form S-3 (File No. 333-251001) previously filed with the Securities and Exchange Commission (the “SEC”) on November 27, 2020 and declared effective by the SEC on December 2, 2020. The offering of the securities will be made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. A prospectus supplement and accompanying prospectus relating to the shares of common stock being offered will be filed with the SEC. Electronic copies of the prospectus supplement and accompanying prospectus may be obtained, when available, on the SEC’s website at http://www.sec.gov.

The warrants described above were offered in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Act”), and Regulation D promulgated thereunder and, along with the shares of common stock underlying the warrants, have not been registered under the Act, or applicable state securities laws. Accordingly, the warrants and underlying shares of common stock may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Act and such applicable state securities laws.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About AYRO

Texas-based AYRO, Inc., designs and delivers compact, emissions-free electric fleet solutions for use within urban and short-haul markets. Capable of accommodating a broad range of commercial and consumer requirements, AYRO’s vehicles are the emerging leaders of safe, affordable, efficient and sustainable logistical transportation. AYRO was founded in 2017 by entrepreneurs, investors, and executives with a passion to create sustainable urban electric vehicle solutions for Campus Management, Last Mile Delivery, Urban Commuting, and Closed Campus Transport. For more information, visit: www.ayro.com.

FORWARD-LOOKING STATEMENTS

his press release may contain forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from any expected future results, performance, or achievements. Words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “may,” “plan,” “will,” “would” and other similar expressions are intended to identify these forward-looking statements and include statements about the completion of the registered direct offering, the satisfaction of customary closing conditions related to the registered direct offering and the intended use of net proceeds from the registered direct offering. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, without limitation: AYRO has a history of losses and has never been profitable, and AYRO expects to incur additional losses in the future and may never be profitable; the market for AYRO’s products is developing and may not develop as expected; AYRO’s limited operating history makes evaluating its business and future prospects difficult and may increase the risk of any investment in its securities; AYRO may experience lower-than-anticipated market acceptance of its vehicles; developments in alternative technologies or improvements in the internal combustion engine may have a materially adverse effect on the demand for AYRO’s electric vehicles; the markets in which AYRO operates are highly competitive, and AYRO may not be successful in competing in these industries; AYRO relies on and intends to continue to rely on a single third-party supplier for the sub-assemblies in semi-knocked-down for all of its vehicles; AYRO may become subject to product liability claims, which could harm AYRO’s financial condition and liquidity if AYRO is not able to successfully defend or insure against such claims; increases in costs, disruption of supply or shortage of raw materials, in particular lithium-ion cells, could harm AYRO’s business; AYRO will be required to raise additional capital to fund its operations, and such capital raising may be costly or difficult to obtain and could dilute AYRO stockholders’ ownership interests, and AYRO’s long term capital requirements are subject to numerous risks; AYRO may fail to comply with environmental and safety laws and regulations; and AYRO is subject to governmental export and import controls that could impair AYRO’s ability to compete in international market due to licensing requirements and subject AYRO to liability if AYRO is not in compliance with applicable laws. A discussion of these and other factors with respect to AYRO is set forth in in AYRO’s filings with the SEC, including, without limitation, its quarterly report on Form 10-Q for the quarterly period ended September 30, 2020, filed by AYRO with the SEC on November 6, 2020. Forward-looking statements speak only as of the date they are made and AYRO disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact

Joseph Delahoussaye III
for AYRO Inc.
investors@ayro.com